QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(N)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 3 to the Registration Statement of BlackRock Florida Municipal 2020 Term Trust (Securities Act Registration No. 333-109276) on form N-2 of our report dated September 12, 2003, relating to the financial statements of BlackRock Florida Municipal 2020 Term Trust for the period from August 20, 2002 (date of inception) to September 11, 2003, appearing in the Statement of Additional Information, which is part of such Registration Statement and to the reference to us under the heading "Experts" in Statement of Additional Information.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
November 17, 2003

QuickLinks

  Exhibit 99(N)